JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G with respect to the common shares, par value $0.01, of Star Bulk Carriers Corp. to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13G, and any amendments hereto, jointly on behalf of each such party.

March 18, 2025
(Date)

FAMATOWN FINANCE LIMITED

By:	/s/ Christakis Theodoulou
Name:	Christakis Theodoulou
Title:	Director

GREENWICH HOLDINGS LIMITED

By:	/s/ Christakis Theodoulou
Name:	Christakis Theodoulou
Title:	Director

C.K. LIMITED

By:	/s/ Christakis Theodoulou
Name: Title:	Christakis Theodoulou Director